EXHIBIT 10(vii)

DESCRIPTION OF BONUS ARRANGEMENTS

            The Company has entered into bonus arrangements with certain executive officers for 2006, including Mr. Bergy, Mr. Johnson, Mr. Kemler and Mr. MacMillan, based on specific performance criteria including sales, profits, cash flows and organizational and operational development.  The aggregate amount of such bonuses is not expected to exceed $3,200,000.